Exhibit (a)(5)(U)

Important Information:

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The terms and conditions of the offer have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

The following is an English translation of a notice that was published in the Börsen-Zeitung on May 24, 2006 as required by German law:

1

Dritte BV GmbH

Kaiser-Wilhelm-Allee 1, D-51373 Leverkusen,

Federal Republic of Germany

Publication for the voluntary public takeover offer

for the acquisition of all bearer shares with no par value, including all bearer shares with no par value represented by American Depositary Shares (ADSs),

of

Schering Aktiengesellschaft

— ISIN DE0007172009 / WKN 717200 —

— ISIN US8065852043 / CUSIP 806585204 —

Antitrust Clearances

On April 13, 2006, Dritte BV GmbH (the “Bidder”) published the Offer Document for the Voluntary Public Takeover Offer of the Bidder to the shareholders of Schering Aktiengesellschaft (“Schering Securityholders”), Müllerstraße 178, 13353 Berlin, Federal Republic of Germany, for the acquisition of all bearer shares with no par value, including all bearer shares with no par value represented by American Depositary Shares (ADSs), of Schering Aktiengesellschaft (“Schering Securities”).

On May 24, 2006, the European Commission cleared the proposed acquisition of the Schering Securities. On April 21, 2006, the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976 expired. Therefore, the condition precedent to the offer pursuant to Section 6.1.2 of the Offer Document (“Antitrust Clearances”) has been satisfied.

The Acceptance Period ends on

May 31, 2006, 24:00 hours

(Frankfurt am Main, Federal Republic of Germany, local time) and

May 31, 2006, 6:00 p.m.

(New York, U.S.A., local time), respectively.

Please note that an Additional Acceptance Period pursuant to Section 16(2) of the German Securities Acquisition and Takeover Act (WpÜG) only begins to run if all the conditions are satisfied by the end of this Acceptance Period and, in particular, the Minimum Acceptance Threshold of 75% is achieved. Schering Securityholders should therefore not rely on being able to accept the Offer during such Additional Acceptance Period.

The Offer Document (in German and in English) is available on the internet at http://www.bayer.de. It is also available free of cost at Credit Suisse Securities (Europe) Limited, MesseTurm, 60308 Frankfurt am Main, Federal Republic of Germany (Fax: +49 69 7538 2426), and Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, USA. Additionally, the German as well as the English version of the Offer Document can be requested free of cost by calling 0800 6464833 (toll-free in Germany), +1 877 717 3925 (toll-free in the USA and Canada), 00 800 7710 9970 (toll-free within the EU) and +1 412 232 3651 (collect call for all other countries).

Leverkusen, May 24, 2006

Dritte BV GmbH

The Management